Exhibit 8.1

PRINCIPAL SUBSIDIARIES OF YANDEX N.V.

Name of Subsidiary(1)	Jurisdiction of Organization
YANDEX LLC	Russia
IPJSC Yandex	Russia
Yandex.Technologies LLC	Russia

(1) Directly or indirectly held